Exhibit 10.1

Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077
T 281.584.1390

sysco.com

PERSONAL AND CONFIDENTIAL
February 28, 2023

Dear Kenny:

I am pleased to offer you the important Sysco Leadership role of Executive Vice President, Chief Financial Officer, effective on a mutually agreed start date, reporting to me. The following is a summary of your compensation package:
•Your annual base salary will be $765,000.
•You will receive a one-time Sign-on bonus of $600,000 less applicable withholding for taxes, within 30 days of your hire date or as soon as administratively feasible. In the event you voluntarily resign or are terminated for cause (as determined by Sysco in its sole discretion) within one year after your hire date, you agree to repay the amount of the sign-on bonus stated in this offer letter within thirty (30) days of your termination date. In the event you voluntarily resign or are terminated for cause within the second year after your hire date, you agree to repay 50% of the amount of the sign-on bonus within thirty (30) days of your termination date. However, in the event your employment ends via mutual agreement, you will not be required to repay the net (after tax) amount of the sign-on bonus.

•You will receive a long-term incentive award for FY2023 representing 325% of your annual base salary. This award will comprise 30% stock options, 50% performance share units (PSUs), and 20% restricted stock units (RSUs), as approved by the Compensation & Leadership Development Committee of the Board of Directors. The stock options and RSUs will vest one third on each anniversary date of the grant over three years, and the PSUs will vest at the end of FY2026 contingent upon achieving the performance criteria associated with the FY2023-FY2025 three- year performance period. Additional details about these grants and their respective terms will be provided at the time of grant, which will be made as soon as administratively possible concurrent with your commencement of employment. If, for any reason, your employment commences during a Blackout Period (as defined in our Policy on Trading in Company Securities), the grant will be made within seven (7) Trading days after the expiration of such Blackout Period.
•You will be eligible to participate in Sysco’s Annual Incentive Plan (AIP) and receive a bonus with actual payment based on your base salary, the Company's performance and your strategic bonus objectives. Your target annual bonus will be 100% of your base pay. Your FY2023 bonus will be prorated based on your start date. Eligibility for the bonus is contingent upon your continued employment with Sysco through the bonus payout date.
•You will be eligible to participate in Sysco’s Long-term Incentive Plan with a target award representing 325% of your annual base salary. This award will be in the form of stock options, performance share units (PSUs), and restricted stock units (RSUs). Such long-term incentive awards will vest over a period of 3 years.
•You will be eligible for full health and welfare benefits with medical, dental, vision, and life / AD&D insurance effective the first day of the month coincident with or next following 31 days of employment. An overview of the available benefits can be viewed at https://syscobenefits.com. During this eligibility waiting period, you will be eligible for reimbursement of out-of-pocket premiums associated with continuation of previous health care coverage under COBRA for you and any eligible dependents. You will be eligible to participate in the Sysco Corporate Employees

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401(k) Plan and Employee Stock Purchase Plan effective on your hire date.
•In addition to Sysco’s standard employee benefits, you will also be eligible to participate in the following significant executive benefit programs:
oManagement Savings Plan. This is a non-qualified deferred compensation program that allows you to defer salary and bonus on a pre-tax basis above amounts limited under the company’s 401(k) plan.
oA Disability Income Plan that will provide you with benefits in case of personal disability.
oAdditional group life and accidental death and dismemberment benefits.

An overview of these benefits is attached.
You will become eligible for relocation benefits in accordance with the terms and conditions of Sysco’s current domestic MIP relocation policy, a summary of which is attached hereto.
The payments and reimbursements made to you, or on your behalf, under Sysco’s Relocation Program is conditioned upon your continued employment with Sysco. These program payments include one-time payments and allowances along with incidental services or other financial obligations incurred by Sysco as a result of your relocation. If you resign your employment, or if your employment is terminated for cause at any time during the two-year period starting on your Hire Date, there will be pro-rata repayment due to Sysco of 100% of the Relocation Costs incurred by Sysco if your termination date occurs within one year of your Hire Date; 50% of the Program payments and reimbursements, if your termination date occurs within 12 months but less than 24 months of your Hire Date. If your employment ends at least two years after your Hire Date, no repayment is due.
Please be advised that this letter is not intended to create or imply any contract or contractual rights between you and Sysco Corporation. Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right. This offer is contingent upon successful completion of all pre-employment requirements, including criminal background check and drug screen. Your continued employment is likewise contingent upon successful completion of these requirements, and failure to do so will result in termination.
Kenny, we are excited to have you join the Sysco team and look forward to your contributions to our success.
If you have any questions please contact Ron Phillips or me. Sincerely,

/s/ Kevin Hourican

Kevin Hourican
President and Chief Executive Officer Agreed and Accepted:

/s/ Kenny Cheung March 8, 2023

Kenny Cheung    Date

Attachments:    Sysco Executive Rewards Overview
Sysco Corporation MIP Relocation Policy Summary

cc: Ron Phillips, Executive Vice President and Chief Human Resources Officer Melanie Filas, Vice President, Total Rewards
Andrea Westbrook, Vice President, Human Resources Strategy and Project Management Office Mike Pultorak, Senior Director, Executive Compensation